Exhibit 99.1

Clearwater Paper Reports First Quarter 2016 Results

SPOKANE, Wash.--(BUSINESS WIRE)--April 28, 2016--Clearwater Paper Corporation (NYSE:CLW) today reported financial results for the first quarter of 2016.

The company reported net sales of $437.2 million for the first quarter of 2016, up 0.7% compared to net sales of $434.0 million for the first quarter of 2015. Net earnings determined in accordance with generally accepted accounting principles, or GAAP, for the first quarter of 2016 were $18.4 million, or $1.05 per diluted share, compared to $5.8 million, or $0.30 per diluted share, for the first quarter of 2015. Excluding certain items identified in the attached reconciliations to GAAP, first quarter 2016 adjusted net earnings were $19.2 million, or $1.09 per diluted share, compared to first quarter 2015 adjusted net earnings of $6.9 million, or $0.36 per diluted share.

Earnings before interest, taxes, depreciation and amortization, or EBITDA, was $58.9 million for the first quarter of 2016. Adjusted EBITDA for the quarter was $60.1 million, up 58.4% compared to first quarter 2015 Adjusted EBITDA of $37.9 million. The increase in EBITDA and Adjusted EBITDA was due primarily to higher shipment volumes in both paperboard and tissue, the absence of scheduled major maintenance at the company’s Lewiston, Idaho, pulp and paperboard facility, lower input costs for energy, chemicals, transportation, packaging supplies, and external pulp costs along with increased use of internally generated pulp, and improved absorption of fixed costs. These improvements were partially offset by lower paperboard pricing and a higher mix of both commodity grade paperboard and tissue parent roll sales in the quarter.

“Clearwater Paper got off to a strong start in 2016. We delivered first quarter results that met or exceeded the high end of our outlook ranges for net sales, operating margin, and EBITDA,” said Linda Massman, president and chief executive officer. “Our consumer products business produced an adjusted EBITDA margin of 13.3%, the highest in over three years and pulp and paperboard continues to perform well. I am especially pleased with approximately $8.0 million in savings from strategic capital and operational efficiency initiatives we achieved in the quarter.”

Under the $100 million stock repurchase program, authorized in December 2015, the company repurchased 709,366 shares of common stock at an average price of $38.99 per share during the first quarter of 2016.

FIRST QUARTER 2016 SEGMENT PERFORMANCE

Consumer Products

Net sales in the Consumer Products segment were $245.0 million for the first quarter of 2016, up 4.2% from first quarter 2015 net sales of $235.2 million. This increase was due to a 7.8% growth in total tissue volume, including 15.4% for non-retail tons, which includes parent rolls and 5.5% for retail tissue products.

On a GAAP basis, the segment had operating income of $18.4 million, compared to $12.4 million in the first quarter of 2015. Excluding certain items identified in the attached reconciliations to GAAP, adjusted operating income of $18.8 million for the first quarter of 2016, was up $5.2 million from $13.6 million for the same period in 2015. The higher results for the first quarter of 2016 were driven primarily by increased shipment volume, reduced energy costs, lower prices for external pulp along with higher usage of internally produced pulp, improved absorption of fixed costs resulting from higher production volumes and lower costs for packaging supplies.

  Total tissue sales volumes of 99,385 tons in the first quarter of 2016 were up 7.8% and converted product cases shipped were flat at 13.0 million, compared to the first quarter of 2015, largely due to changes in product mix, new business awarded and expanded business with existing customers in 2015.
  Average tissue net selling prices decreased 3.2% to $2,464 per ton in the first quarter of 2016, compared to the first quarter of 2015, due to a higher product mix of parent rolls.

Pulp and Paperboard

Net sales in the Pulp and Paperboard segment were $192.2 million for the first quarter of 2016, down 3.4% compared to first quarter 2015 net sales of $198.9 million. The decline was due to a 7.7% decrease in average sales price per ton and a higher mix of commodity grade paperboard, which more than offset a 5.1% increase in shipment volumes. Adjusted operating income for the quarter increased 106% to $35.2 million compared to $17.1 million for the first quarter of 2015. This was mainly due to the absence of $15.0 million of planned major maintenance at the Lewiston, Idaho pulp and paperboard facility in the first quarter of 2016, and lower input costs for wood fiber, natural gas, fuel, energy and polyethylene.

  Paperboard sales volumes increased to 201,340 tons in the first quarter of 2016, compared to 191,635 tons in the first quarter of 2015, which was impacted by labor slowdowns at West Coast shipping ports.
  Paperboard average net selling prices decreased 7.7% to $952 per ton compared to the first quarter of 2015 as a result of a price decrease announced by RISI early in 2015, and a stronger U.S. dollar causing increased European imports and a decrease in U.S. exports, which put pricing pressure on the commodity paperboard grades.

Taxes

The company's GAAP tax rate for the first quarter of 2016 was a provision of 38.8%. This compares to 22.8% in the first quarter of 2015, which was impacted by the release of uncertain tax positions of approximately $1 million relating to statute of limitation expirations on certain federal tax credits. On an adjusted basis, the first quarter 2016 tax rate was 38.7%. The company expects its annual GAAP and adjusted tax rates to be approximately 37% for 2016.

Note Regarding Use of Non-GAAP Financial Measures

In this press release, the company presents certain non-GAAP financial information for the first quarters of 2016 and 2015, including adjusted net earnings, adjusted net earnings per diluted share, EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, adjusted operating income, and adjusted tax rate. Because these amounts are not in accordance with GAAP, reconciliations to net earnings, net earnings per diluted share, operating income and income tax provisions, as determined in accordance with GAAP, are included at the end of this press release. The company presents these non-GAAP amounts because management believes they assist investors and analysts in comparing the company's performance across reporting periods on a consistent basis by excluding items that the company does not believe are indicative of its core operating performance.

WEBCAST INFORMATION

Clearwater Paper Corporation will discuss these results during an earnings conference call that begins at 2:00 p.m. Pacific Time today. A live webcast and accompanying supplemental information will be available on the company's website at http://ir.clearwaterpaper.com. A replay of today's conference call will be available on the website at http://ir.clearwaterpaper.com/results.cfm beginning at 5:00 p.m. Pacific Time today.

ABOUT CLEARWATER PAPER

Clearwater Paper manufactures quality consumer tissue, away-from-home tissue, parent roll tissue, bleached paperboard and pulp at manufacturing facilities across the nation. The company is a premier supplier of private label tissue to major retailers and wholesale distributors, including grocery, drug, mass merchants and discount stores. In addition, the company produces bleached paperboard used by quality-conscious printers and packaging converters. Clearwater Paper's employees build shareholder value by developing strong customer partnerships through quality and service.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as amended, including the company's operational and financial performance and expected tax rate for 2016. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, competitive pricing pressures for the company’s products, including as a result of increased capacity as additional manufacturing facilities are operated by the company’s competitors; changes in the U.S. and international economies and in general economic conditions in the regions and industries in which the company operates; changes in customer product preferences and competitors’ product offerings; the loss of or changes in prices in regards to a significant customer; cyclical industry conditions; changes in the cost and availability of wood fiber and wood pulp; inability to successfully implement the company’s operational efficiencies and expansion strategies; changes in transportation costs and disruptions in transportation services; customer acceptance, timing and quantity of purchases of the company’s tissue products; changes in costs for and availability of packaging supplies, chemicals, energy and maintenance and repairs; environmental liabilities or expenditures; labor disruptions; manufacturing or operating disruptions, including IT system and IT system implementation failures, equipment malfunction and damage to the company’s manufacturing facilities; changes in expenses and required contributions associated with the company’s pension plans; reliance on a limited number of third-party suppliers for raw materials; and other risks and uncertainties described from time to time in the company's public filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2015. The forward-looking statements are made as of the date of this press release and the company does not undertake to update any forward-looking statements based on new developments or changes in the company's expectations.

Clearwater Paper Corporation Consolidated Statements of Operations Unaudited (Dollars in thousands - except per-share amounts)

	Three Months Ended March 31,
	2016		2015
Net sales	$437,204	100%	$434,026	100%
Costs and expenses:
Cost of sales	(368,647)	84%	(389,832)	90%
Selling, general and administrative expenses	(30,795)	7%	(28,957)	7%
Total operating costs and expenses	(399,442)	91%	(418,789)	96%
Income from operations	37,762	9%	15,237	4%
Interest expense, net	(7,643)	2%	(7,782)	2%
Earnings before income taxes	30,119	7%	7,455	2%
Income tax provision	(11,673)	3%	(1,698)	—%
Net earnings	$18,446	4%	$5,757	1%
Net earnings per common share:
Basic	$1.05		$0.30
Diluted	1.05		0.30
Average shares outstanding (in thousands):
Basic	17,532		19,335
Diluted	17,603		19,465

Clearwater Paper Corporation Condensed Consolidated Balance Sheets Unaudited (Dollars in thousands)

	March 31, 2016	December 31, 2015

ASSETS
Current assets:
Cash and cash equivalents	$2,228	$5,610
Restricted cash	2,270	2,270
Short-term investments	—	250
Receivables, net	134,875	139,052
Taxes receivable	679	14,851
Inventories	243,419	255,573
Other current assets	9,376	9,331
Total current assets	392,847	426,937
Property, plant and equipment, net	873,112	866,538
Goodwill	209,087	209,087
Intangible assets, net	18,753	19,990
Pension assets	1,086	596
Other assets, net	4,329	4,221
TOTAL ASSETS	$1,499,214	$1,527,369

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Revolving credit facility borrowings	$6,005	$—
Accounts payable and accrued liabilities	192,820	220,368
Current liability for pensions and other postretirement employee benefits	7,559	7,559
Total current liabilities	206,384	227,927
Long-term debt	569,179	568,987
Liability for pensions and other postretirement employee benefits	87,609	89,057
Other long-term obligations	43,779	46,738
Accrued taxes	1,525	1,676
Deferred tax liabilities	123,032	118,118
Stockholders' equity, excluding accumulated other comprehensive loss, net of tax	522,599	530,414
Accumulated other comprehensive loss, net of tax	(54,893)	(55,548)
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,499,214	$1,527,369

Clearwater Paper Corporation Consolidated Statements of Cash Flows Unaudited (Dollars in thousands)

	Three Months Ended March 31,
	2016	2015

CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$18,446	$5,757
Adjustments to reconcile net earnings to net cash flows from operating activities:
Depreciation and amortization	21,150	21,008
Equity-based compensation expense	2,172	1,169
Deferred tax provision (benefit)	4,365	(1,330)
Employee benefit plans	(1,389)	809
Deferred issuance costs on long-term debt	213	178
Disposal of plant and equipment, net	—	(30)
Non-cash adjustments to unrecognized taxes	(151)	(990)
Changes in working capital, net	(9,548)	3,457
Changes in taxes receivable, net	14,172	1,255
Excess tax benefits from equity-based payment arrangements	—	(343)
Funding of qualified pension plans	—	(1,561)
Other, net	(408)	(1,327)
Net cash flows from operating activities	49,022	28,052

CASH FLOWS FROM INVESTING ACTIVITIES
Changes in short-term investments, net	250	39,000
Additions to plant and equipment	(30,955)	(25,240)
Proceeds from sale of assets	—	506
Net cash flows from investing activities	(30,705)	14,266

CASH FLOWS FROM FINANCING ACTIVITIES
Purchase of treasury stock	(27,661)	(37,148)
Borrowings on revolving credit facility	123,287	—
Repayments of revolving credit facility borrowings	(117,282)	—
Payment of tax withholdings on equity-based payment arrangements	(43)	(3,048)
Excess tax benefits from equity-based payment arrangements	—	343
Net cash flows from financing activities	(21,699)	(39,853)
(Decrease) increase in cash and cash equivalents	(3,382)	2,465
Cash and cash equivalents at beginning of period	5,610	27,331
Cash and cash equivalents at end of period	$2,228	$29,796

Clearwater Paper Corporation Segment Information Unaudited (Dollars in thousands)

	Three Months Ended March 31,
	2016		2015
Segment net sales:
Consumer Products	$245,018	56%	$235,176	54%
Pulp and Paperboard	192,186	44%	198,850	46%
Total segment net sales	$437,204	100%	$434,026	100%

Operating income (loss):
Consumer Products	$18,390	49%	$12,395	81%
Pulp and Paperboard	35,163	93%	16,194	106%
	53,553	142%	28,589	188%
Corporate	(15,791)	42%	(13,352)	88%
Income from operations	$37,762	100%	$15,237	100%

	Clearwater Paper Corporation Reconciliation of Non-GAAP Financial Measures EBITDA and Adjusted EBITDA Unaudited (Dollars in thousands)

		Three Months Ended March 31,
		2016	2015
	Net earnings	$18,446	$5,757
	Add back:
	Interest expense, net	7,643	7,782
	Income tax provision	11,673	1,698
	Depreciation and amortization expense	21,150	21,008
	EBITDA[1]	$58,912	$36,245

	Directors' equity-based compensation expense (benefit)	$726	$(470)
	Costs associated with Long Island facility closure	432	554
	Costs associated with labor agreement	—	1,730
	Gain associated with the sale of the specialty mills	—	(131)
	Adjusted EBITDA[2]	$60,070	$37,928

[1]

EBITDA is a non-GAAP measure that management uses to evaluate the cash generating capacity of the company.  The most directly comparable GAAP measure is net earnings.  EBITDA is net earnings adjusted for net interest expense, income taxes, and depreciation and amortization.  It should not be considered as an alternative to net earnings computed under GAAP.

[2]	Adjusted EBITDA excludes the impact of the items listed that we do not believe are indicative of our core operating performance.

Clearwater Paper Corporation
Reconciliation of Non-GAAP Financial Measures
Adjusted Net Earnings and Adjusted Net Earnings Per Diluted Common Share
Unaudited (Dollars in thousands, except per-share amounts)

		Three Months Ended March 31,
		2016	2015

	GAAP net earnings	$18,446	$5,757
	Special items, after-tax[1]:
	Directors' equity-based compensation expense (benefit)	465	(325)
	Costs associated with Long Island facility closure	277	383
	Costs associated with labor agreement	—	1,197
	Gain associated with the sale of the specialty mills	—	(91)
	Adjusted net earnings[2]	$19,188	$6,921

	GAAP net earnings per diluted share	$1.05	$0.30
	Special items, after-tax[1]:
	Directors' equity-based compensation expense (benefit)	0.03	(0.02)
	Costs associated with Long Island facility closure	0.02	0.02
	Costs associated with labor agreement	—	0.06
	Gain associated with the sale of the specialty mills	—	—
	Adjusted net earnings per diluted share[2]	$1.09	$0.36

[1]	Tax effect was calculated using the estimated annual effective tax rate for the period presented.
[2]	Adjusted net earnings and Adjusted net earnings per diluted share exclude the impact of the items listed that we do not believe are indicative of our core operating performance.

	Clearwater Paper Corporation Reconciliation of Non-GAAP Financial Measures Segment EBITDA, Adjusted EBITDA, EBITDA Margin and Adjusted EBITDA Margin Unaudited (Dollars in thousands)

		Three Months Ended March 31,
		2016	2015
	Consumer Products:
	Net sales	$245,018	$235,176
	GAAP operating income	18,390	12,395
	Depreciation and amortization expense	13,759	12,977
	Consumer Products EBITDA[1]	$32,149	$25,372
	Costs associated with Long Island facility closure	432	554
	Costs associated with labor agreement	—	814
	Gain associated with the sale of the specialty mills	—	(131)
	Consumer Products Adjusted EBITDA[2]	$32,581	$26,609
	Consumer Products EBITDA margin[3]	13.1%	10.8%
	Consumer Products Adjusted EBITDA margin[4]	13.3%	11.3%

	Pulp and Paperboard:
	Net sales	$192,186	$198,850
	GAAP operating income	35,163	16,194
	Depreciation and amortization expense	6,367	7,311
	Pulp and Paperboard EBITDA[1]	$41,530	$23,505
	Costs associated with labor agreement	—	916
	Pulp and Paperboard Adjusted EBITDA[2]	$41,530	$24,421
	Pulp and Paperboard EBITDA margin[3]	21.6%	11.8%
	Pulp and Paperboard Adjusted EBITDA margin[4]	21.6%	12.3%

[1]	Segment EBITDA is segment operating income adjusted for depreciation and amortization.
[2]	Segment Adjusted EBITDA excludes the impact of the items listed that we do not believe are indicative of our core operating performance.
[3]	Segment EBITDA margin is defined as Segment EBITDA divided by Segment Net sales.
[4]	Segment Adjusted EBITDA margin is defined as Segment Adjusted EBITDA divided by Segment Net sales.

	Clearwater Paper Corporation Reconciliation of Non-GAAP Financial Measures Segment Adjusted Operating Income and Operating Margin Unaudited (Dollars in thousands)

		Three Months Ended March 31,
		2016	2015
	Consumer Products:
	Net sales	$245,018	$235,176
	GAAP operating income	18,390	12,395
	Costs associated with Long Island facility closure	432	554
	Costs associated with labor agreement	—	814
	Gain associated with the sale of the specialty mills	—	(131)
	Consumer Products Adjusted operating income[1]	$18,822	$13,632
	Consumer Products operating margin	7.5%	5.3%
	Consumer Products Adjusted operating margin[2]	7.7%	5.8%

	Pulp and Paperboard:
	Net sales	$192,186	$198,850
	GAAP operating income	35,163	16,194
	Costs associated with labor agreement	—	916
	Pulp and Paperboard Adjusted operating income[1]	$35,163	$17,110
	Pulp and Paperboard operating margin	18.3%	8.1%
	Pulp and Paperboard Adjusted operating margin[2]	18.3%	8.6%

[1]	Segment Adjusted operating income excludes the impact of the items listed that we do not believe are indicative of our core operating performance.
[2]	Segment Adjusted operating margin is defined as Segment Adjusted operating income divided by Segment Net sales.

	Clearwater Paper Corporation Reconciliation of Non-GAAP Financial Measures Adjusted Income Tax Provision Unaudited (Dollars in thousands)

		Three Months Ended March 31,
		2016	2015

	GAAP income tax provision	$(11,673)	$(1,698)
	Special items, after-tax:
	Directors' equity-based compensation (expense) benefit	(261)	145
	Costs associated with Long Island facility closure	(155)	(171)
	Costs associated with labor agreement	—	(533)
	Gain associated with the sale of the specialty mills	—	40
	Adjusted income tax provision[1]	$(12,089)	$(2,217)
	Adjusted income tax provision rate[1,2]	38.7%	24.3%

[1]	Adjusted income tax provision and Adjusted income tax provision rate exclude the impact of the items listed that we do not believe are indicative of our core operating performance.
[2]	The Adjusted income tax provision rate is defined as [Adjusted income tax provision / (Adjusted income tax provision + Adjusted net earnings)].

CONTACT:
Clearwater Paper Corporation
(News media)
Matt Van Vleet, 509-344-5912
or
(Investors)
Robin Yim, 509-344-5906